Exhibit 99.1

Darling International Inc.

News Release
November 9, 2006

DARLING INTERNATIONAL INC. ANNOUNCES
THIRD QUARTER 2006 RESULTS

        Irving, Texas, August 10, 2006:   Darling International Inc. (AMEX: DAR) today reported sales and results of operations for the third quarter and nine months ended September 30, 2006 as compared to the same periods of the prior year..

        For the third quarter of 2006, the Company realized net sales of $115.2 million as compared to $79.3 million for the third quarter of 2005. The majority of the $35.9 million increase in sales, which was partially offset by lower prices for finished products, is attributable to the Company's acquisition of substantially all of the assets of National By-Products, LLC on May 15, 2006.

        Net income for the third quarter 2006 declined to $1.8 million or $0.02 per share, as compared to net income of $2.0 million, or $0.03 per share, for the 2005 comparable period. The $0.02 million decrease in net income for the third quarter of 2006 resulted primarily from: (i) significantly lower prices for finished protein products and fats; (ii) higher depreciation and amortization; and (iii) higher legal expenses related to certain actions in which the Company is the plaintiff.

        Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, "Despite a generally more favorable operating environment in the third quarter, low finished product prices continued to weigh on our earnings. Overall, however, we are pleased that our raw material tonnage remains favorable, the integration of National By-Products is progressing, and energy costs have declined."

        For the nine months ended September 30, 2006, the Company reported net sales of $278.9 million as compared to $232.0 million for the 2005 comparable period. Increased sales attributable from the acquisition of National By-Products accounted for the majority of the $46.9 million net sales increase.

        For the nine months ended September 30, 2006, the Company reported a net loss of $(1.0) million, or $(0.01) per share, as compared to a net profit of $5.7 million, or $0.09 per share, for the 2005 comparable period. The $6.7 million decrease in net income for the nine months ended September 30, 2006 resulted primarily from: (i) $4.5 million in charges related to prepayment fees and write-off of deferred loan costs in connection with termination of the Company's previous subordinated debt and revolving credit facility; (ii) lower prices for finished products; (iii) higher energy prices for natural gas and diesel fuel; and (iv) higher legal expense.

        Darling International will host a conference call to discuss the Company's third quarter 2006 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, November 10, 2006. To listen to the conference call, participants calling from within North America may dial 888-868-9079; international participants may dial 973-935-8510. Please call approximately ten minutes before the start of the call to ensure that you are connected.

        The call will also be available as a live audio web cast that can be accessed on the Company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until November 24, 2006 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 8074400. The conference call will also be archived on the Company's website for seven days.

        Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For mor information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should," "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended September 30, 2006 and October 1, 2005
(Dollars in thousands, except per share amounts)
(Unaudited)

                                             Three Months Ended                   Nine Months Ended
                                     -----------------------------------   -----------------------------------
                                                             $ Change                               $ Change
                                     Sept 30,    Oct 1,     Favorable/     Sept 30,      Oct 1,     Favorable/
                                        2006      2005     (Unfavorable)     2006        2005     (Unfavorable)
                                     -------    --------   -------------   --------    --------    -----------

Net sales ......................   $ 115,229    $  79,332    $  35,897    $ 278,860    $ 231,959    $  46,901
Costs and expenses:
     Cost of sales and operating
        expenses ...............      92,761       63,204      (29,557)     222,273      182,014      (40,259)
     Selling, general and
        administrative expenses       12,424        8,111       (4,313)      33,928       26,158       (7,770)
     Depreciation and
        amortization ...........       5,682        3,812       (1,870)      14,864       11,390       (3,474)
                                   ---------    ---------    ---------    ---------    ---------    ---------
Total costs and expenses .......     110,867       75,127      (35,740)     271,065      219,562      (51,503)
Operating income ...............       4,362        4,205          157        7,795       12,397       (4,602)
Other income/(expense):
     Interest expense ..........      (2,022)      (1,534)        (488)      (5,324)      (4,707)        (617)
     Other, net ................         138          216          (78)      (4,391)         891       (5,282)
                                   ---------    ---------    ---------    ---------    ---------    ---------
Total other income/(expense) ...      (1,884)      (1,318)        (566)      (9,715)      (3,816)      (5,899)
Income/(loss) from continuing
  operations before income taxes       2,478        2,887         (409)      (1,920)       8,581      (10,501)
Income taxes (expense)/benefit .        (677)        (966)         289          938       (3,002)       3,940
                                   ---------    ---------    ---------    ---------    ---------    ---------
Income/(loss) from continuing
  operations ...................       1,801        1,921         (120)        (982)       5,579       (6,561)
Income/(loss) from discontinued
  operations, net of  tax ......           -           69          (69)          -           81          (81)
                                   ---------    ---------    ---------    ---------    ---------    ---------
Net income/(loss) ..............   $   1,801    $   1,990    $    (189)   $    (982)   $   5,660    $  (6,642)
                                   =========    =========    =========    =========    =========    =========
Basic and diluted income/(loss)
  per share:
     Continuing operations .....   $    0.02    $    0.03    $   (0.01)   $   (0.01)   $    0.09    $   (0.10)
     Discontinued operations ...                        -           -             -            -            -
                                   ---------    ---------    ---------    ---------    ---------    ---------
Total ..........................   $    0.02    $    0.03    $   (0.01)   $   (0.01)   $    0.09    $   (0.10)
                                   =========    =========    =========    =========    =========    =========

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FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300